Exhibit 99.1

Benjamin Heikali (SBN 307466)

FARUQI & FARUQI, LLP

10866 Wilshire Boulevard, Suite 1470

Los Angeles, CA 90024

Telephone: (424) 256-2884

Facsimile: (424) 256-2885

E-mail: bheikali@faruqilaw.com

[Additional Captions on Signature Page]

Attorney for Plaintiff Brian Carpenter

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

Brian Carpenter, Individually and on Behalf of All Others Similarly Situated,,

Plaintiff,

vs.

GIGAMON INC., COREY M. MULLOY, PAUL A. HOOPER, ARTHUR W. COVIELLO, JR., JOAN DEMPSEY, TED C. HO, JOHN H. KISPERT, PAUL MILBURY, MICHAEL C. RUETTGERS, ROBERT E. SWITZ, and DARIO ZAMARIAN,

Defendants,

CASE NO.: CLASS ACTION COMPLAINT FOR VIOLATIONS OF SECTIONS 14(A) AND 20(A) OF THE SECURITIES EXCHANGE ACT OF 1934 JURY TRIAL DEMANDED

Plaintiff Brian Carpenter (“Plaintiff”), by his undersigned attorneys, alleges upon personal knowledge with respect to himself, and information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.    This action is brought as a class action by Plaintiff on behalf of himself and the other public holders of the common stock of Gigamon Inc. (“Gigamon” or the “Company”) against the Company and the members of the Company’s board of directors (collectively, the “Board” or “Individual Defendants,” and, together with Gigamon, the “Defendants”) for their violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C.

§§ 78n(a), 78t(a), SEC Rule 14a-9, 17 C.F.R. 240.14a-9, and Regulation G, 17 C.F.R. § 244.100 in connection with the proposed merger (the “Proposed Merger”) between Gigamon and Elliott Management Corporation (“Elliott”).

2.    On October 26, 2017, the Board caused the Company to enter into an agreement and plan of merger (“Merger Agreement”), pursuant to which the Company’s shareholders stand to receive $38.50 in cash for each share of Gigamon stock they own (the “Merger Consideration”), representing $1.6 billion in equity value.

3.    On November 13, 2017, in order to convince Gigamon shareholders to vote in favor of the Proposed Merger, the Board authorized the filing of a materially incomplete and misleading Preliminary Proxy Statement on a Schedule 14A (the “Proxy”) with the Securities and Exchange Commission (“SEC”), in violation of Sections 14(a) and 20(a) of the Exchange Act.

4.    While Defendants are touting the fairness of the Merger Consideration to the Company’s shareholders in the Proxy, they have failed to disclose certain material information in violation of Regulation G (17 C.F.R. § 244.100) and SEC Rule 14a-9 (17 C.F.R. 240.14a-9), each as required by Section 14(a) of the Exchange Act.

5.    In particular, the Proxy contains materially incomplete and misleading information concerning: (i) management’s financial projections for the Company that were relied upon by the Board in recommending the Company’s shareholders vote in favor of the Proposed Merger; and (ii) financial projections utilized by the Company’s financial advisor, Goldman Sachs and Co. LLC (“Goldman Sachs”).

6.    It is imperative that the material information that has been omitted from the Proxy is disclosed prior to the forthcoming stockholder vote in order to allow the Company’s stockholders to make an informed decision regarding the Proposed Merger.

7.    For these reasons, and as set forth in detail herein, Plaintiff asserts claims against Defendants for violations of Sections 14(a) and 20(a) of the Exchange Act, based on Defendants’ violation of (i) Regulation G (17 C.F.R. § 244.100) and (ii) Rule 14a-9 (17 C.F.R. 240.14a-9). Plaintiff seeks to enjoin Defendants from holding the stockholders vote on the Proposed Merger and taking any steps to consummate the Proposed Merger unless, and until, the material information discussed below is disclosed to Gigamon stockholders sufficiently in advance of the vote on the Proposed Merger or, in the event the Proposed Merger is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

8.    This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Section 14(a) and 20(a) of the Exchange Act.

9.    Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over Defendant by this Court permissible under traditional notions of fair play and substantial justice.

10.    Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because Gigamon’s corporate headquarters is in this District.

PARTIES

11.    Plaintiff is, and at all relevant times has been, a holder of Gigamon common stock.

12.    Defendant Gigamon is incorporated in Delaware and maintains its principal executive offices at 3300 Olcott Street, Santa Clara, California 95054. The Company’s common stock trades on the New York Stock Exchange under the ticker symbol “GIMO.”

13.    Individual Defendant Corey M. Mulloy has served as Chairman of the Board since March 2013 and as a Director of the Company since January 2010.

14.    Individual Defendant Paul A. Hooper has served as Chief Executive Officer and as a director of the Company since December 2012.

15.    Individual Defendant Arthur W. Coviello, Jr. has served as a director of the Company since April 2017.

16.    Individual Defendant Joan Dempsey has served as a director of the Company since June 2016.

17.    Individual Defendant Ted C. Ho has served as a director of the Company since August 2014.

18.    Individual Defendant John H. Kispert has served as a director of the Company since December 2013.

19.    Individual Defendant Paul Milbury has served as a director of the Company since January 2014.

20.    Individual Defendant Michael C. Ruettgers has served as a director of the Company since December 2010.

21.    Individual Defendant Robert E. Switz has served as a director of the Company since June 2015.

22.    Individual Defendant Dario Zamarian has served as a director of the Company since February 2017.

23.    The Individual Defendants referred to in paragraphs 13-22 are collectively referred to herein as the “Individual Defendants” and/or the “Board.”

CLASS ACTION ALLEGATIONS

24.    Plaintiff brings this class action pursuant to Fed. R. Civ. P. 23 on behalf of himself and the other public shareholders of Gigamon (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

25.    This action is properly maintainable as a class action because:

a.    The Class is so numerous that joinder of all members is impracticable. As of November 13, 2017, there were approximately 37,330,499 shares of Gigamon common stock outstanding, held by hundreds of individuals and entities scattered throughout the country. The actual number of public shareholders of Gigamon will be ascertained through discovery;

b.    There are questions of law and fact that are common to the Class that predominate over any questions affecting only individual members, including the following:

i)    whether Defendants disclosed material information that includes non-GAAP financial measures without providing a reconciliation of the same non-GAAP financial measures to their most directly comparable GAAP equivalent in violation of Section 14(a) of the Exchange Act;

ii)    whether Defendants have misrepresented or omitted material information concerning the Proposed Merger in the Proxy in violation of Section 14(a) of the Exchange Act;

iii)    whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and

iv)    whether Plaintiff and other members of the Class will suffer irreparable harm if compelled to vote their shares regarding the Proposed Merger based on the materially incomplete and misleading Proxy.

c.    Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class;

d.    Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

e.    The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class;

f.    Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole; and

g.    A class action is superior to other available methods for fairly and efficiently adjudicating the controversy.

SUBSTANTIVE ALLEGATIONS

I.	The Proposed Merger

26.    Gigamon provides a visibility platform to allow companies to manage, secure, and understand their data across their networks, and offers active visibility into physical and virtual network traffic.

27.    On October 26, 2017, Gigamon and Elliott issued a joint press release announcing the Proposed Merger, which states in pertinent part:

SANTA CLARA, Calif., Oct. 26, 2017 /PRNewswire/ — Gigamon Inc. (NYSE: GIMO) (“Gigamon” or the “Company”), the industry leader in traffic visibility solutions, and Elliott Management (“Elliott”), a leading multi-strategy private investment firm, today announced that they have entered into a definitive agreement under which Elliott will acquire Gigamon for $38.50 per share in cash, for a total value of approximately $1.6 billion. Upon completion of the transaction, Gigamon will become a privately held company. Elliott’s investment is being led by its private equity affiliate, Evergreen Coast Capital (“Evergreen”).

Under the terms of the agreement, Gigamon shareholders will receive $38.50 in cash for each share of Gigamon common stock held. The purchase price represents a premium of approximately 21% to the Company’s unaffected closing price on April 28, 2017, the day following the Company’s release of its first quarter 2017 financial results and the date on which Elliot became required to file a Schedule 13D with respect to its ownership interest in Gigamon. The agreement was unanimously approved by the Gigamon Board of Directors.

“We are pleased to announce this transaction, which delivers immediate cash value to our shareholders upon closing at a premium to our unaffected stock price,” said Paul Hooper, Chief Executive Officer of Gigamon. “The Gigamon Board, with the assistance of independent financial and legal advisors, conducted a thorough review of options to enhance shareholder value and unanimously concluded that entering into this agreement with Elliott represents the best way to maximize value. We remain committed to our mission-critical role and to the success of our customers, employees and partners. Elliott and Evergreen have deep technology experience and share our long-term vision for next-generation traffic visibility across on-premises, cloud and hybrid infrastructure.”

“As the leading provider of visibility solutions that enable enterprises to guard against network and data breaches, Gigamon has a strong track record of innovation and delivering customer value that makes it a compelling investment,” said Jesse Cohn, Partner at Elliott. “In partnership with Evergreen Coast Capital, our private equity affiliate, this is a landmark transaction in our long history of investing in leading enterprise technology businesses. We look forward to working with the management team and employees of Gigamon to build on the Company’s leadership and extend its global relationships with customers and partners.”

“This transaction represents a unique opportunity to invest in the industry-leading visibility solution in a product category that is critical to enterprise security,” said Isaac Kim, Managing Director of Evergreen. “Working alongside our team of operating executives, we look forward to supporting the Company to drive long-term growth through continued product development, investment in the Company’s large community of channel partners and exploring acquisitions to further bolster innovation.”

28.    The Merger Consideration appears inadequate in light of the Company’s recent financial performance and prospects for future growth. For instance, the Company ended 2016 with revenue around $310.3 million, which represented the second consecutive year of 40 percent year-over-year growth. The Company also saw a record 126 new customer accounts in the fourth quarter of 2016 and a 4% year-over-year increase in revenue in the first quarter of 2017. Moreover, the $38.50 per share offer is far lower than the previous 2017 high of $47.85 in January, and represents an over 60% discount to the Company’s 52-Week high of $61.25.

29.    In sum, it appears that Gigamon is well-positioned for financial growth, and that the Merger Consideration fails to adequately compensate the Company’s shareholders. It is imperative that Defendants disclose the material information they have omitted from the Proxy, discussed in detail below, so that the Company’s shareholders can properly assess the fairness of the Merger Consideration for themselves and make an informed decision concerning whether or not to vote in favor of the Proposed Merger.

II.	The Materially Incomplete and Misleading Proxy

30.    On November 13, 2017, Defendants caused the Proxy to be filed with the SEC in connection with the Proposed Merger. The Proxy solicits the Company’s shareholders to vote in favor of the Proposed Merger. Defendants were obligated to carefully review the Proxy before it was filed with the SEC and disseminated to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Proxy misrepresents and/or omits both required and material information that is necessary for the Company’s shareholders to make an informed decision concerning whether to vote in favor of the Proposed Merger, in violation of Sections 14(a) and 20(a) of the Exchange Act.

Financial Projections that Violate Regulation G and SEC Rule 14a-9

31.    The Proxy discloses certain financial projections for the Company on pages 56-59 of the Proxy. At the beginning of its strategic and financial review process, the Company prepared three sets of financial projections representing higher, midlevel, and lower performances (the “Case A Projections”, “Case B Projections”, and “Case C Projections”, respectively) for the remainder of 2017 and calendar years 2018-2026. The Board initially elected to provide the Case B projections to bidders as the “appropriate” set, and directed Goldman Sachs to do the same for its financial analyses. Proxy 56. Approximately 2 months later, the Board decided to rely on the Case C projections (i.e., with the lowest growth rates) and to even adjust them lower purportedly based on actual second and third quarters 2017 performance to come up with the “Updated Case C Projections”. However, the Proxy fails to provide material information concerning the projections, which were developed by the Company’s management and relied upon by the Board in recommending that the shareholders vote in favor of the Proposed Merger. Proxy 45, 56.

32.    Specifically, the Proxy discloses only non-GAAP financial measures including bookings, revenue, gross profit, EBITDA, unlevered free cash flow, and net income (without stock based compensation), but fails to provide: (i) the line item projections for the metrics used to calculate these non-GAAP measures; or (ii) a reconciliation of the non-GAAP projections to the most comparable GAAP measures, in direct violation of Regulation G and consequently Section 14(a). Proxy 59.

33.    When a company discloses non-GAAP financial measures in a Proxy that were relied on by a board of directors to recommend that shareholders exercise their corporate suffrage rights in a particular manner, the Company must, pursuant to SEC regulatory mandates, also disclose all projections and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.

34.    Indeed, the SEC has increased its scrutiny of the use of non-GAAP financial measures in communications with shareholders. Former SEC Chairwoman Mary Jo White has stated that the frequent use by publicly traded companies of unique company-specific non-GAAP financial measures (as Gigamon included in the Proxy here), implicates the centerpiece of the SEC’s disclosures regime:

In too many cases, the non-GAAP information, which is meant to supplement the GAAP information, has become the key message to investors, crowding out and effectively supplanting the GAAP presentation. Jim Schnurr, our Chief Accountant, Mark Kronforst, our Chief Accountant in the Division of Corporation Finance and I, along with other members of the staff, have spoken out frequently about our concerns to raise the awareness of boards, management and investors. And last month, the staff issued guidance addressing a number of troublesome practices which can make non-GAAP disclosures misleading: the lack of equal or greater prominence for GAAP measures; exclusion of normal, recurring cash operating expenses; individually tailored non-GAAP revenues; lack of consistency; cherry-picking; and the use of cash per share data. I strongly urge companies to carefully consider this guidance and revisit their approach to non-GAAP disclosures. I also urge again, as I did last December, that appropriate controls be considered and that audit committees carefully oversee their company’s use of non-GAAP measures and disclosures.1 (emphasis added)

35.    The SEC has repeatedly emphasized that disclosure of non-GAAP projections can be inherently misleading, and has therefore heightened its scrutiny of the use of such projections.2 Indeed, the SEC’s Division of Corporation Finance released a new and updated Compliance and

[1]	Mary Jo White, Keynote Address, International Corporate Governance Network Annual Conference: Focusing the Lens of Disclosure to Set the Path Forward on Board Diversity, Non-GAAP, and Sustainability (June 27, 2016), https://www.sec.gov/news/speech/chair-white-icgn-speech.html.
[2]

See, e.g., Nicolas Grabar and Sandra Flow, Non-GAAP Financial Measures: The SEC’s Evolving Views, Harvard Law School Forum on Corporate Governance and Financial Regulation (June 24, 2016), https://corpgov.law.harvard.edu/2016/06/24/non-gaap-financial-measures-the-secs-evolving-views/; Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. Times, Apr. 22, 2016, http://www.nytimes.com/2016/04/24/business/fantasy-math-is-helping-companies-spin-losses-into-profits.html?_r=0.

Disclosure Interpretation (“C&DIs”) on the use of non-GAAP financial measures to clarify the extremely narrow and limited circumstances, known as the business combination exemption, where Regulation G would not apply.3

36.    More importantly, the C&DI clarifies when the business combination exemption does not apply:

There is an exemption from Regulation G and Item 10(e) of Regulation S-K for non-GAAP financial measures disclosed in communications subject to Securities Act Rule 425 and Exchange Act Rules 14a-12 and 14d-2(b)(2); it is also intended to apply to communications subject to Exchange Act Rule 14d-9(a)(2). This exemption does not extend beyond such communications. Consequently, if the same non-GAAP financial measure that was included in a communication filed under one of those rules is also disclosed in a Securities Act registration statement, proxy statement, or tender offer statement, this exemption from Regulation G and Item 10(e) of Regulation S-K would not be available for that non-GAAP financial measure.

Id.

37.    Thus, the C&DI makes clear that the so-called “business combination” exemption from the Regulation G non-GAAP to GAAP reconciliation requirement applies solely to the extent that a third-party such as a financial advisor has utilized projected non-GAAP financial measures to render a report or opinion to the Board. To the extent the Board also examined and relied on internal financial projections to recommend a transaction, Regulation G applies.

38.    Because the Proxy explicitly discloses that the the Board considered the “current, historical and projected financial condition” of Gigamon to recommend voting in favor of the Merger Agreement, no exemption from Regulation G is applicable. Proxy 45.

39.    Thus, in order to bring the Proxy into compliance with Regulation G as well as cure the materially misleading nature of the projections under SEC Rule 14a-9 as a result of the omitted information on pages 56-58, Defendants must provide a reconciliation table of the non-GAAP measures to the most comparable GAAP measures.

[3]	Non-GAAP Financial Measures, U.S. Securities and Exchange Commission (Oct. 17, 2017), available at https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm#101. To be sure, there are other situations where Regulation G would not apply but are not applicable here.

40.    At the very least, the Company must disclose the line item projections for the financial metrics that were used to calculate the aforementioned non-GAAP measures. Such projections are necessary to make the non-GAAP projections included in the Proxy not misleading. Indeed, the Defendants acknowledge the misleading nature of non-GAAP projections as Gigamon stockholders are cautioned:

The Management Projections and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP bookings, non-GAAP revenue, non-GAAP gross profit, non-GAAP net income, non-GAAP EBITDA and non-GAAP unlevered free cash flow which Gigamon believes are helpful in understanding its past financial performance and future results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Gigamon’s consolidated financial statements prepared in accordance with GAAP. Gigamon’s management regularly uses Gigamon’s supplemental non-GAAP financial measures internally to understand and manage the business and forecast future periods.

Proxy 59.

Financial Projections that Violate SEC Rule 14a-9

41.    Moreover, certain line items of the projections were also utilized by the Company’s financial advisor, Goldman Sachs, to render a report to the Board of its opinion regarding the fairness of the Proposed Transaction. Proxy 49. Specifically, Goldman Sachs utilized certain of management’s projected line item financial measures, including the Company’s unlevered free cash flows (“UFCF”), to perform an illustrative discounted cash flow (“DCF”) analysis. Proxy 54.4

42.    The definition and calculations of UFCF are absent from the Proxy, a violation of SEC Rule 14a-9 (17 C.F.R. 240.14a-9). Because the line items used to calculate UFCF were not

[4]

Plaintiff alleges, based on the clear and plain language of Regulation G, that all non-GAAP internal financial projections that were relied on by the Board must comply with Regulation G, even if Goldman Sachs also utilized those financial projections.

disclosed, stockholders are unable to discern the veracity of Goldman Sachs’ discounted cash flow analysis. Without further disclosure of the line items used in its UFCF calculation, stockholders are unable to compare Goldman Sachs’ UFCF calculations with the Company’s financial projections. Thus, the Company’s stockholders are being materially misled regarding the value of the Company.

43.    These key inputs are material to Gigamon shareholders, and their omission renders the summary of Goldman Sachs’ DCF valuation analysis incomplete and misleading. As a highly-respected professor explained in one of the most thorough law review articles regarding the fundamental flaws with the valuation analyses bankers perform in support of fairness opinions, in a discounted cash flow analysis a banker takes management’s projections, and then makes several key choices “each of which can significantly affect the final valuation.” Steven M. Davidoff, Fairness Opinions, 55 Am. U.L. Rev. 1557, 1576 (2006). Such choices include “the appropriate discount rate, and the terminal value...” Id. As Professor Davidoff explains:

There is substantial leeway to determine each of these, and any change can markedly affect the discounted cash flow value... The substantial discretion and lack of guidelines and standards also makes the process vulnerable to manipulation to arrive at the “right” answer for fairness. This raises a further dilemma in light of the conflicted nature of the investment banks who often provide these opinions.

Id. at 1577-78.

44.    Clearly, shareholders would find this information material since the Board’s unanimous recommendation that shareholders vote in favor the Proposed Merger was based, in part on the following:

•

Financial Condition, Results of Operations and Prospects. The current, historical and projected financial condition, results of operations and business of Gigamon, as well as Gigamon’s prospects and risks if it were to remain an independent company. The Board of Directors discussed Gigamon’s current business and financial plans, including (1) the risks and uncertainties associated with achieving and executing on Gigamon’s business and financial plans in the short and long term; (2) the impact of general market trends on Gigamon; and (3) the general risks of market conditions that could reduce the price of our common stock. . . . .

•	Potential Strategic Alternatives. The (1) possible alternatives to the acquisition by Elliott, including the possibility of continuing to operate Gigamon as an independent entity and the desirability and perceived risks of that alternative; (2) potential benefits to Gigamon stockholders of these alternatives and the timing and likelihood of effecting such alternatives; and (3) Gigamon’s assessment that none of these alternatives was reasonably likely to present superior opportunities for Gigamon to create greater value for Gigamon stockholders, taking into account risks of execution as well as business, competitive, financial, industry, market and regulatory risks. . . . .

•	Opinion of Gigamon’s Financial Advisor. The financial analyses of Goldman Sachs in connection with the Merger, as presented to the Board of Directors on October 26, 2017, and the oral opinion of Goldman Sachs delivered to the Board of Directors on that same date, and subsequently confirmed in writing that, as of October 26, 2017, and based upon and subject to the factors and assumptions set forth in its opinion, the $38.50 in cash per share of common stock of Gigamon to be paid to the holders (other than Newco and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to the holders of such shares, as more fully described below under the caption “—Fairness Opinion of Goldman Sachs & Co. LLC”.

Proxy 45-46.

45.    In sum, the Proxy independently violates both: (i) Regulation G, which requires a presentation and reconciliation of any non-GAAP financial measure to their most directly comparable GAAP equivalent; and (ii) Rule 14a-9, since the material omitted information renders certain statements, discussed above, materially incomplete and misleading. As the Proxy independently contravenes the SEC rules and regulations, Defendants violated Section 14(a) and Section 20(a) of the Exchange Act by filing the Proxy to garner votes in support of the Proposed Merger from Gigamon shareholders.

46.    Absent disclosure of the foregoing material information prior to the special shareholder meeting to vote on the Proposed Merger, Plaintiff and the other members of the Class will be unable to make a fully-informed decision regarding whether to vote in favor of the Proposed Merger, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

COUNT I

(Against All Defendants for Violations of Section 14(a) of the Exchange Act and Rule 14a-9 and 17 C.F.R. § 244.100 Promulgated Thereunder)

47.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

48.    Section 14(a)(1) of the Exchange Act makes it “unlawful for any person, by the use of the mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78l of this title.” 15 U.S.C. § 78n(a)(1).

49.    As set forth above, the Proxy omits information required by SEC Regulation G, 17 C.F.R. § 244.100, which independently violates Section 14(a). SEC Regulation G, among other things, requires an issuer that chooses to disclose a non-GAAP measure to provide a presentation of the “most directly comparable” GAAP measure, and a reconciliation “by schedule or other clearly understandable method” of the non-GAAP measure to the “most directly comparable” GAAP measure. 17 C.F.R. § 244.100(a).

50.    The failure to reconcile the numerous non-GAAP financial measures included in the Proxy violates Regulation G and constitutes a violation of Section 14(a).

COUNT II

(Against All Defendants for Violations of Section 14(a) of the Exchange Act and Rule 14a-9 Promulgated Thereunder)

51.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

52.    SEC Rule 14a-9 prohibits the solicitation of shareholder votes in proxy communications that contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9.

53.    Regulation G similarly prohibits the solicitation of shareholder votes by “mak[ing] public a non-GAAP financial measure that, taken together with the information accompanying that measure, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the presentation of the non-GAAP financial measure...not misleading.” 17 C.F.R. § 244.100(b) (emphasis added).

54.    Defendants have issued the Proxy with the intention of soliciting shareholder support for the Proposed Merger. Each of the Defendants reviewed and authorized the dissemination of the Proxy, which fails to provide critical information regarding, amongst other things, the financial projections for the Company.

55.    In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(a). The Individual Defendants were therefore negligent, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Proxy, but nonetheless failed to obtain and disclose such information to shareholders although they could have done so without extraordinary effort.

56.    The Individual Defendants knew or were negligent in not knowing that the Proxy is materially misleading and omits material facts that are necessary to render it not misleading. The Individual Defendants undoubtedly reviewed and relied upon the omitted information identified above in connection with their decision to approve and recommend the Proposed Merger.

57.    The Individual Defendants knew or were negligent in not knowing that the material information identified above has been omitted from the Proxy, rendering the sections of the Proxy identified above to be materially incomplete and misleading.

58.    The Individual Defendants were, at the very least, negligent in preparing and reviewing the Proxy. The preparation of a proxy statement by corporate insiders containing materially false or misleading statements or omitting a material fact constitutes negligence. The Individual Defendants were negligent in choosing to omit material information from the Proxy or failing to notice the material omissions in the Proxy upon reviewing it, which they were required to do carefully as the Company’s directors. Indeed, the Individual Defendants were intricately involved in the process leading up to the signing of the Merger Agreement and the preparation of the Company’s financial projections.

59.    Gigamon is also deemed negligent as a result of the Individual Defendants’ negligence in preparing and reviewing the Proxy.

60.    The misrepresentations and omissions in the Proxy are material to Plaintiff and the Class, who will be deprived of their right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Merger.

61.    Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT III

(Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act)

62.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

63.    The Individual Defendants acted as controlling persons of Gigamon within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Gigamon, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Proxy filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

64.    Each of the Individual Defendants was provided with or had unlimited access to copies of the Proxy and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

65.    In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The Proxy at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Merger. They were thus directly involved in preparing the Proxy.

66.    In addition, as described herein and set forth at length in the Proxy, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Proxy purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

67.    By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

68.    As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff and the Class will be irreparably harmed.

69.    Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A.    Declaring that this action is properly maintainable as a Class Action and certifying Plaintiff as Class Representative and his counsel as Class Counsel;

B.    Enjoining Defendants and all persons acting in concert with them from proceeding with the shareholder vote on the Proposed Merger or consummating the Proposed Merger, unless and until the Company discloses the material information discussed above which has been omitted from the Proxy;

C.    Directing the Defendants to account to Plaintiff and the Class for all damages sustained as a result of their wrongdoing;

D.    Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

E.    Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all issues so triable.

Dated: November 17, 2017

Respectfully submitted,
OF COUNSEL:
FARUQI & FARUQI, LLP
FARUQI & FARUQI, LLP
Michael Van Gorder (#6214)	By:	/s/ Benjamin Heikali
20 Montchanin Road, Suite 145	Benjamin Heikali, Bar No. 307466
Wilmington, DE 19807	10866 Wilshire Blvd., Suite 1470
Tel.: (302) 482-3182	Los Angeles, CA 90024
Email: mvangorder@faruqilaw.com	Tel.: (424) 256-2884
Fax: 424.256.2885
FARUQI & FARUQI, LLP	Email: bheikali@faruqilaw.com
Nadeem Faruqi
James M. Wilson, Jr.	Counsel for Plaintiff
685 Third Ave., 26th Fl.
New York, NY 10017
Tel.: (212) 983-9330
Email: nfaruqi@faruqilaw.com
Email: jwilson@faruqilaw.com

Counsel for Plaintiff

CERTIFICATION OF PROPOSED LEAD PLAINTIFF

I, Brian Carpenter (“Plaintiff”), declare, as to the claims asserted under the federal securities laws, that:

1.    Plaintiff has reviewed a draft complaint against Gigamon Inc. (“Gigamon”) and its board of directors and has authorized the filing of a complaint substantially similar to the one I reviewed.

2.    Plaintiff selects Faruqi & Faruqi, LLP and any firm with which it affiliates for the purpose of prosecuting this action as my counsel for purposes of prosecuting my claim against defendants.

3.    Plaintiff did not purchase the security that is the subject of the complaint at the direction of Plaintiff’s counsel or in order to participate in any private action arising under the federal securities laws.

4.    Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

5.    Plaintiff’s transactions in Gigamon securities that are the subject of the complaint during the class period specified in the complaint are set forth in the chart attached hereto.

6.    In the past three years, Plaintiff has not sought to serve nor has served as a representative party on behalf of a class in an action filed under the federal securities laws, except as specified below:

7.    Plaintiff will not accept any payment for serving as a representative party on behalf of a class beyond plaintiff’s pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the Class as ordered or approved by the Court.

I declare under penalty of perjury under the laws of the United States that the foregoing information is correct to the best of my knowledge.

Signed this 14th day of November 2017.

/s/ Brian Carpenter
Brian Carpenter

Transaction (Purchase or Sale)	Trade Date	Quantity
Purchase	02/15/17	200